Exhibit 99.1
Contact:
Katherine Piscopo Stein
Investor Relations
DealerTrack
(888) 450-0478
investorrelations@dealertrack.com
DEALERTRACK REALIGNS WORKFORCE AND BUSINESS
Lake Success, NY, January 5, 2009 — DealerTrack Holdings, Inc. (Nasdaq: TRAK), a leading provider of on-demand software and data solutions for the U.S. automotive retail industry, today announced a realignment of its workforce and business aimed at sharpening its focus on high growth opportunities. The company plans to reduce its workforce by approximately 90 people, or 8% of its total employees, including several executive and senior-level positions. The company currently anticipates annualized salary savings of approximately $7.0 million from these reductions. DealerTrack plans to continue to invest in those areas that are still showing strong growth despite the challenging economy.
“The continued decline in U.S. car sales and the number of vehicles financed, together with the uncertain outlook for 2009, necessitated an adjustment in our current expense levels,” said Mark F. O’Neil, chairman and chief executive officer of DealerTrack. “The goal of this realignment is to make DealerTrack a leaner and more focused company and to facilitate growth and continued expansion of the business.”
The company expects to incur a restructuring charge in the first quarter of 2009 of between $6.8 and $7.8 million on a pre-tax basis, including approximately $3.5 to $4.0 million of net non-cash compensation expense. In connection with this realignment, the company is announcing a number of executive changes. Robert Cox, Senior Vice President and Chief Financial Officer, will be leaving the company after its Annual Report on Form 10-K is filed in February. David Trinder, Senior Vice President, Network Solutions, has left the company and Charles Giglia, Senior Vice President and Chief Information Officer, will move to a non-executive role.
Eric Jacobs has been appointed Senior Vice President and Chief Administrative Officer and will also become Chief Financial Officer upon Mr. Cox’s departure. Mr. Jacobs was formerly the company’s Senior Vice President and General Counsel. Mr. Jacobs was also an audit manager and CPA at KPMG LLP before he became an attorney. Richard McLeer has been named Senior Vice President and Chief Information Officer. Previously, Mr. McLeer was Senior Vice President, Strategy and Development. All product design, development and support, including our ALG and Chrome businesses, have been consolidated under Raj Sundaram, Senior Vice President, Product

Management and Customer Support. Lender and dealer sales, marketing, DealerTrack Digital Services and DealerTrack Canada have been consolidated under Rick Von Pusch, Senior Vice President, Sales, Marketing and International. Additionally, Gary Papilsky has been promoted to Vice President and General Counsel.
“The changes we are making are necessary to keep DealerTrack nimble, preserve our leadership position in the industry and continue to build on our successes,” said Mr. O’Neil. “I thank Bob, David, Charlie and our other affected employees for their valuable contributions to the company and wish them success in their future endeavors.”
Additional information regarding organizational design and the long-term positioning of the business will be made available on the February 19th 2008 results and 2009 forecast investor conference call.
About DealerTrack (www.dealertrack.com)
DealerTrack Holdings, Inc. (Nasdaq: TRAK) is a leading provider of on-demand software and data solutions for the U.S. automotive and related industries. The company’s solutions enable dealers to receive consumer leads, submit credit applications and receive responses, compare financing and leasing options, sell insurance, accessories and other aftermarket products, document compliance, and execute financing contracts electronically. In addition, the DealerTrack Arkona DMS (dealer management system) is used by dealerships nationwide. Over 20,000 dealers, 700 financing sources; and other service and information providers are active in the DealerTrack network.
Safe Harbor for Forward-Looking and Cautionary Statements
Statements in this press release regarding the benefits of the realignment, including the size and timing of the workforce reductions; any future annual costs savings; further investment in growth areas; the outlook for 2009; the amount and timing of any restructuring charges; and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of DealerTrack to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.
Factors that might cause such a difference include: the impact of trends in the automotive retail industry on DealerTrack’s business including the ongoing decline in automobile sales, reductions in the number of dealers, and the loss of large national lenders from indirect auto lending; the dependence on key management, direct sales force and technical personnel for continued success; the ability to successfully negotiate the spin off of the SCS business; and other risks listed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2007. These filings can be found on DealerTrack’s website at www.dealertrack.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and DealerTrack disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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